Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”), is made and entered into as of October 22, 2010 by and between Kensey Nash Corporation, a Delaware corporation (the “Company”), and Harold Chefitz (“Consultant”) (together, the “Parties”).

WHEREAS, Consultant currently serves as a member of the Company’s board of directors (the “Board”), but will cease to serve as a director of the Company when his current term expires; and

WHEREAS, the Company wishes to retain Consultant in an advisory role after his service as a director terminates, and Consultant wishes to assume such a role, all upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants of the Parties hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Term. The term of Consultant’s service (the “Term”) shall commence on December 1, 2010 and shall terminate on the earliest to occur of: (a) November 30, 2011; (b) Consultant’s death or disability (as determined in the sole discretion of the Company); (c) Consultant’s breach of this Agreement or engagement in conduct that, in the Company’s sole discretion, is determined in good faith to be materially injurious to the Company; or (d) a date mutually agreed to by the Parties in writing.

2. Consulting Services. During the Term, Consultant will provide consulting services and advice regarding financing, acquisitions and strategic partnerships as the Board or executive officers of the Company may request from time to time, and, upon reasonable notice, Consultant shall make himself available as requested by the Board or such officers (including attendance at Board meetings). Consultant agrees that he shall exercise a reasonable degree of skill and care in performing his services pursuant to this Agreement.

3. Compensation. As full and complete compensation to Consultant for all services to be rendered by him hereunder, Consultant shall receive the compensation and benefits described in this Paragraph 3.

(a)	Consulting Fee. During the Term, Consultant shall receive a monthly payment from the Company equal to $10,000, and the first such payment shall occur on December 31, 2010.

(b)	Stock Options. During the Term, any stock options that were granted to Consultant under the Company’s equity plan during his service as a director of the Company, and which were vested and outstanding at the time he ceased to be a director of the Company, shall remain exercisable until the earlier of the Term’s expiration or the expiration of the applicable stock option’s term. All outstanding stock options shall be forfeited to the Company upon the Term’s expiration.

(c)	Restricted Stock. During the Term, any restricted stock that was granted to Consultant under the Company’s equity plan during his service as a director of the Company shall continue to vest pursuant to the vesting schedule set forth in the applicable restricted stock agreement. All unvested shares of restricted stock as of December 31, 2010 shall be forfeited to the Company.

(d)	Business Expenses. The Company shall reimburse Consultant for all business-related expenses incurred by him at the Company’s direction during the Term. Consultant shall submit to the Company expense reports in compliance with established Company guidelines.

4. Independent Contractor Status. In providing services under this Agreement, Consultant shall be acting solely as an independent contractor and not as an employee or director of the Company. Consultant shall have no right or authority to bind, assume or create any obligation or responsibility on behalf of the Company or the Board, or to make any representations on their behalf, except as expressly authorized by the Board. Neither the Company nor Consultant will engage in any actions that would cause Consultant to be considered an employee or director of the Company, and nothing in this Agreement shall be construed to create an employment or agency relationship, partnership or joint venture between the Parties. Consultant shall be solely responsible for all taxes, withholdings and similar statutory obligations, including, but not limited to, workers’ compensation laws, arising from the amounts paid to him pursuant to Paragraph 3 above. As an independent contractor, except as specifically provided herein, Consultant shall not be entitled to participate in or receive benefits under any programs, polices or plans the Company maintains for its employees or directors, including, without limitation, health, disability, and life insurance benefits; pension and retirement plans; equity and incentive plans; and other fringe benefits. If the Internal Revenue Service subsequently classifies Consultant as a common law employee, Consultant expressly waives his right to any benefits to which he was, or might have become, entitled. The Parties acknowledge that Consultant is free to engage in any activities outside those set forth in this Agreement, subject to Paragraphs 7 and 8 below.

5. Insider Trading Policy. Consultant acknowledges that, in the performance of his services hereunder, he may receive insider information, and Consultant agrees to comply with the Company’s Policy on Insider Trading, as it may be amended from time to time.

6. Non-Performance Assessment. Consultant agrees that, if he fails to perform the services set forth in Paragraph 2 above, a $40,000 assessment shall become due and immediately payable in cash to the Company.

7. Proprietary Information.

(a)

Consultant acknowledges that the performance of his duties in connection with this Agreement will expose him to data and information concerning the business and affairs of the Company, including, but not limited to, information relative to the Company’s proprietary rights and technology, patents, financial statements, sales programs, pricing programs, profitability analyses and profit margin information, customer buying patterns, needs and inventory levels, supplier identities and other related matters, and that all of such data and information (collectively, the “Proprietary Information”) is vital, sensitive, confidential and proprietary to the Company.

(b)	Consultant acknowledges that the Proprietary Information constitutes a protectable business interest of Company, and covenants and agrees that during the Term and thereafter, he shall not, directly or indirectly, whether individually, as a director, stockholder, owner, partner, employee or agent of any business, or in any other capacity, make known, disclose, furnish, make available or utilize any of the Proprietary Information, other than in the proper performance of his duties under this Agreement. Consultant’s obligations under this Paragraph 7 with respect to particular Proprietary Information shall terminate only at such time (if any) as the Proprietary Information in question becomes generally known to the public other than through a breach of Consultant’s obligations hereunder.

(c)	As used in this Paragraph 7, and Paragraph 8, the term “Company” shall include, where applicable, any parent, subsidiary, sub-subsidiary, or affiliate of the Company.

8. Return of Company Property Upon Expiration of Term. Consultant acknowledges that all customer information, supplier lists, financial information, and other records or documents containing Proprietary Information prepared by Consultant or coming into his possession by virtue of his services hereunder is and shall remain the property of the Company and that upon expiration of the Term, Consultant shall return immediately to the Company all such items in his possession, together with all copies thereof.

9. Equitable Remedies.

(a)	Consultant acknowledges and agrees that the covenants set forth in Paragraphs 7 and 8 inclusive hereof survive the expiration of the Term; are reasonable and necessary for the protection of the Company’s business interests; will cause irreparable injury to the Company if breached by Consultant; and that in the event of Consultant’s actual or threatened breach of any such covenants, the Company will have no adequate remedy at law. Consultant accordingly agrees that in the event of any actual or threatened breach by him of any of said covenants, the Company shall be entitled to immediate injunctive and other equitable relief, without bond and without the necessity of showing actual monetary damages. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages which it is able to prove.

(b)	Each of the covenants in Paragraphs 7 and 8 inclusive hereof shall be construed as independent of any other covenants or other provisions of this Agreement.

(c)	In the event of any judicial determination that any covenant set forth in Paragraphs 7 and 8 inclusive hereof is not fully enforceable, it is the intention and desire of the Parties that the court treat said covenants as having been modified to the extent deemed necessary by the court to render it reasonable and enforceable, and that the court shall enforce it to such extent.

10. Notices. Any notice required or permitted pursuant to the provisions of this Agreement shall be deemed to have been properly given if in writing and when sent by United States mail, certified or registered, postage prepaid, when sent by facsimile or when personally delivered, addressed as follows:

If to Company:

Kensey Nash Corporation

735 Pennsylvania Drive

Exton, PA 19341

Attention: Joseph W. Kaufmann

With a copy to:

Katten Muchin Rosenman LLP

525 West Monroe Street

Chicago, IL 60661-3693

Attention: David R. Shevitz, Esq.

If to Consultant, to the address most recently on file with the Company

Each Party shall be entitled to specify a different address for the receipt of subsequent notices by giving written notice thereof to the other Party in accordance with this Paragraph 10.

11. Waiver of Breaches. No waiver of any breach of any of the terms, provisions or conditions of this Agreement shall be construed or held to be a waiver of any other breach, or a waiver of, acquiescence in or consent to any further or succeeding breach thereof.

12. Assignment. This Agreement shall not be assignable by either Party without the written consent of the other.

13. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws and judicial decisions of the Commonwealth of Pennsylvania. For the purposes of any suit, action or other proceeding arising out of this Agreement or with respect to Consultant’s services hereunder, the Parties: (a) agree to submit to the jurisdiction of the federal or state courts located in Pennsylvania; (b) waive any objection to personal jurisdiction or venue in such jurisdiction, and agree not to plead or claim forum non conveniens; and (c) waive their respective rights to a jury trial of any claims and causes of action, and agree to have any matter heard and decided solely by the court.

14. Severability. If any term or provision of this Agreement shall be held to be invalid or unenforceable, the remaining terms and provisions hereof shall not be affected thereby.

15. Miscellaneous. Paragraph headings herein are for convenience only and shall not affect the meaning or interpretation of the contents hereof. This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between the Parties and all prior obligations of the Company with respect to the services of Consultant or the payment to Consultant of compensation of any kind whatsoever. No supplement or modification of this Agreement shall be binding unless in writing and signed by both Parties. This Agreement may be signed in counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same agreement, and delivered by facsimile or other electronic transmission confirmed promptly thereafter by actual delivery of executed counterparts.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first hereinabove set forth.

CONSULTANT

/s/ Harold N. Chefitz
Harold N. Chefitz

KENSEY NASH CORPORATION

By:	/s/ Joseph W. Kaufmann

Title:	President and CEO